COMSTOCK MINING NOTICE FROM BLM

Virginia City, NV (May 21, 2012) -- Comstock Mining Inc. (the “Company”) (NYSE Amex: LODE) today received a Notice from the Sierra Front Field Office of the Bureau of Land Management (BLM) requiring the Company to cease using certain land that facilitates efficient transportation of material, primarily due to allegations of use without authorization. The Company believes that the allegations in the Notice are not supported by the facts. The Notice permits 30 days to present evidence of our authority. The Company will be filing an appropriate response with the BLM, to enable a timely and positive resolution.

The Notice appears to dispute the legal ownership of a 25-acre lot in the Gold Hill Town site (“Lot 51”). The Company has documented the private ownership of Lot 51 under clear title dating back to1869. Storey County has collected private property taxes since then on this land, and upholds private ownership in a letter written to the BLM by the County dated November 2, 2011. Past BLM correspondence also confirmed private ownership. Documentation supporting the Company’s position is available and will be submitted timely.

This Notice does not impact the construction activities ongoing at our processing site and does not directly impact the preparation and construction of the mine. Both will proceed on schedule.

“We are surprised with the Notice from Field Manager Thomas,” stated Corrado De Gasperis, President and CEO of Comstock Mining. “We will, of course, fully comply with the Notice. We have a good and longstanding relationship with the BLM and will work constructively to resolve this matter quickly. Construction will remain on schedule while we respond and resolve the allegations in the Notice.”

About Comstock Mining Inc.

Comstock Mining Inc. is a Nevada-based gold and silver mining company with extensive, contiguous property in the Comstock District. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and brought the exploration project into test mining production. The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for exploration and mining. The goal of its strategic plan is to deliver stockholder value by validating qualified resources (at least measured and indicated) and reserves (probable and proven) of 3,250,000 gold equivalent ounces by 2013, and commencing commercial mining and processing operations with annual production rates of 20,000 gold equivalent ounces.

Forward-Looking Statements

This press release and any related calls or discussions may contain forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include statements about matters such as: future prices and sales of and demand for our products; future industry market conditions; future changes in our exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; nature, timing and accounting for restructuring charges, gains or losses on debt extinguishment, derivative liabilities and the impact thereof; productivity, business process, rationalization, restructuring, investment, acquisition, consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales and other actions regarding debt or equity securities; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440	Investors (775) 847-4755 • Facsimile (800) 750-5740

The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in our SEC filings and the following: the current global economic and capital market uncertainties; the speculative nature of gold or mineral exploration, including risks of diminishing quantities or grades of qualified resources and reserves; operational or technical difficulties in connection with exploration or mining activities; contests over our title to properties; potential dilution to our stockholders from our recapitalization and balance sheet restructuring activities; potential inability to continue to comply with government regulations; adoption of or changes in legislation or regulations adversely affecting our businesses; business opportunities that may be presented to or pursued by us; changes in the United States or other monetary or fiscal policies or regulations; interruptions in our production capabilities due to unexpected equipment failures; fluctuation of prices for gold or certain other commodities (such as silver, copper, diesel fuel, and electricity); changes in generally accepted accounting principles; geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues organically; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies and equipment raw materials due to credit or other limitations imposed by vendors; assertion of claims, lawsuits and proceedings against us; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the SEC; potential inability to list our securities on any securities exchange or market; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. We undertake no obligation to publicly update or revise any forward-looking statement.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any securities.

Contact information for Comstock Mining Inc.: P.O. Box 1118 Virginia City, NV 89440 info@comstockmining.com http://www.comstockmining.com

Doug McQuide	Kimberly Shipley
Director of Public Relations	Investor Relations
Tel (775) 847-7376	Tel (775) 847-0545
mcquide@comstockmining.com	shipley@comstockmining.com

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440	Investors (775) 847-4755 • Facsimile (800) 750-5740

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